Exhibit 99.1

Rochester Medical Reports Second Quarter Results

Stewartville, April 26, 2005-Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its second quarter ending March 31, 2005.

The Company reported sales of $4,147,173 for the quarter compared to $3,811,179 for the second quarter of last year. It also reported net income of $141,000 or $.03 per share compared to a net income of $139,000 or $.03 per share for the second quarter of last year. The approximately 9% overall increase in revenues resulted from a 10% increase in sales of Rochester Medical Brand Products and an 8% increase in Private Label Sales. Net income for the quarter was relatively flat due to increased spending on product launches, legal services, and Sarbanes Oxley compliance.

“It was another solid quarter,” said Anthony J. Conway, Company CEO and President. “We introduced our new Closed System Intermittent Catheters a few weeks ago and the early response is very positive. Rochester Medical is now the only company that offers silicone hydrophilic intermittent catheter systems. We’re also the only company providing an option for hydrophilic closed systems which deliver an antibacterial agent directly to the urethral tract during catheterization. These advanced product offerings again demonstrate Rochester Medical’s technological leadership in the field of continence care and bladder drainage devices.

“I look forward to continued growth as we build sales of our current products, introduce new developments, and explore potential strategic options.”

Rochester Medical has scheduled a conference call today at 4:00 p.m., C.D.T. regarding this announcement. The call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen to the conference call via telephone, call:

1-800-901-5217, password 97499241

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 70650025.

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining private label distributors for the hydrophilic intermittent catheters in the marketplace, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, I tem 6) for the year ended September 30, 2004.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation
Press Release - F05 Second Quarter
Condensed Balance Sheets
	March 31,	September 30,
	2005	2004
Assets
Current Assets
Cash and equivalents	$280,846	$620,441
Marketable securities	5,191,142	5,251,763
Accounts receivable	3,056,246	2,631,188
Inventories	4,297,980	3,945,313
Prepaid expenses and other assets	549,779	273,229

Total current assets	13,375,993	12,721,934
Property and equipment	8,045,669	8,442,427
Intangible assets	253,066	219,296

	$21,674,728	$21,383,657

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$788,394	$778,766
Accrued expenses	613,145	595,145
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	38,683	37,611
Deferred revenue	157,143	157,143

Total current liabilities	1,631,365	1,602,665
Long-term debt
Long term debt	68,000	68,000
Capital leases, less current portion	84,202	103,814
Deferred revenue	642,857	721,429

Total long term debt	795,059	893,243
Stockholders' equity	19,248,304	18,887,749

	$21,674,728	$21,383,657

Rochester Medical Corporation
Press Release - F05 Second Quarter
Summary Statements Of Operations
	Three months ended		Six months ended
	March 31,		March 31,
	2005	2004	2005	2004
Sales	$4,147,173	$3,811,179	$7,812,445	$7,159,653
Cost of sales	2,633,061	2,466,368	4,900,339	4,620,073

Gross profit	1,514,112	1,344,811	2,912,106	2,539,580
Gross profit %	37%	35%	37%	35%
Costs and expense:
Marketing and selling	566,452	496,860	1,136,990	1,007,525
Research and development	181,309	192,135	378,039	368,906
General and administrative	652,896	537,065	1,189,924	993,646

Total operating expenses	1,400,657	1,226,060	2,704,953	2,370,077

Income from operations	113,455	118,751	207,153	169,503
Other income (expense)
Interest income - Net	27,758	20,614	56,056	33,450

Net Income	$141,213	$139,365	$263,209	$202,953

Earnings per common share — Basic	$0.03	$0.03	$0.05	$0.04

Earnings per common share — Diluted	$0.02	$0.02	$0.05	$0.04

Shares in per share
computation Basic	5,457,777	5,432,905	5,452,980	5,430,292

Shares in per share
computation Diluted	5,768,546	5,690,661	5,721,881	5,709,594